Exhibit 5.2

The Royal Bank of Scotland Group plc 36 St Andrew Square Edinburgh EH2 2YB	CMS Cameron McKenna Nabarro Olswang LLP Saltire Court 20 Castle Terrace Edinburgh EH1 2EN DX 553001, Edinburgh 18 Legal Post LP-2, Edinburgh 6 T +44 131 228 8000 F +44 131 228 8888 cms.law

13 December 2017
Your ref	-
Our ref	DOCS/EDN/RBG001.00232

Dear Sirs

We have acted as solicitors in Scotland for The Royal Bank of Scotland Group plc (the Company) in connection with the registration under the US Securities Act of 1933, as amended (the Securities Act), of:

(i)	Senior Debt Securities (the Senior Debt Securities);

(ii)	Subordinated Debt Securities (the Subordinated Debt Securities);

(iii)	Category II Non-cumulative Dollar Preference Shares of $0.01 each (the Dollar Preference Shares);

(iv)	Contingent Convertible Securities (the Contingent Convertible Securities and together with the Senior Debt Securities and the Subordinated Debt Securities, the Debt Securities), which may be convertible into Ordinary Shares of £1 each in the Company (Ordinary Shares);

(v)	Ordinary Shares; and

(vi)	Rights to Subscribe for Ordinary Shares (Subscription Rights),

UK - 607487173.3

CMS Cameron McKenna Nabarro Olswang LLP is a limited liability partnership registered in England and Wales with registration number OC310335. It is a body corporate which uses the word “partner” to refer to a member, or an employee or consultant with equivalent standing and qualifications. It is authorised and regulated by the Solicitors Regulation Authority of England and Wales with SRA number 423370. A list of members and their professional qualifications is open to inspection at the registered office, Cannon Place, 78 Cannon Street, London EC4N 6AF. Members are either solicitors or registered foreign lawyers. VAT registration number: 974 899 925. Further information about the firm can be found at cms.law

CMS Cameron McKenna Nabarro Olswang LLP is a member of CMS Legal Services EEIG (CMS EEIG), a European Economic Interest Grouping that coordinates an organisation of independent law firms. CMS EEIG provides no client services. Such services are solely provided by CMS EEIG’s member firms in their respective jurisdictions. CMS EEIG and each of its member firms are separate and legally distinct entities, and no such entity has any authority to bind any other. CMS EEIG and each member firm are liable only for their own acts or omissions and not those of each other. The brand name “CMS” and the term “firm” are used to refer to some or all of the member firms or their offices. Further information can be found at www.cmslegal.com

Notice: the firm does not accept service by e-mail of court proceedings, other processes or formal notices of any kind without specific prior written agreement.

pursuant to a registration statement on Form F-3 (the Registration Statement) filed by the Company under the Securities Act with the Securities and Exchange Commission on 13 December 2017.

The Senior Debt Securities are to be issued under and pursuant to an amended and restated Senior Debt Securities Indenture (the Senior Debt Securities Indenture), dated as of 13 December 2017, between the Company and The Bank of New York Mellon, acting through its London Branch (the Trustee).

The Subordinated Debt Securities are to be issued under and pursuant to a Subordinated Debt Securities Indenture, dated as of 4 December 2012, between the Company and the Trustee (the Subordinated Debt Securities Indenture).

The Contingent Convertible Securities are to be issued under and pursuant to a Contingent Convertible Securities Indenture, dated as of 10 August 2015, between the Company and the Trustee (the Contingent Convertible Securities Indenture and together with the Senior Debt Securities Indenture and the Subordinated Debt Securities Indenture, the Indentures).

The Senior Debt Securities Indenture is filed as an Exhibit to the Registration Statement. The Subordinated Debt Securities Indenture and the Contingent Convertible Securities Indenture are incorporated by reference in the Registration Statement. In this opinion, the subordination provisions means (i) in relation to the Subordinated Debt Securities, Section 12.01, and the statement contained in Section 2.01, of the Subordinated Debt Securities Indenture, and (ii) in relation to the Contingent Convertible Securities, Section 12.01, and the statement contained in Section 2.01, of the Contingent Convertible Securities Indenture.

We have examined the Registration Statement, the prospectus included therein, and resolutions adopted by the shareholders of the Company in general meetings on 23 June 2015 and 11 May 2017 and the Board of Directors of the Company on 12 December 2017. The resolution adopted by the Board of Directors of the Company on 12 December 2017 is herein referred to as the Board Resolution. In addition, we have examined such other documents and have made such further examinations and enquiries as we have deemed necessary to enable us to express the opinions set forth herein.

Based upon the foregoing, we are of the opinion that, so far as the law of Scotland at the date hereof is concerned:

(a)	the Company is duly incorporated and not in liquidation under the laws of Scotland;

(b)	the Company has corporate power to enter into the Senior Debt Securities Indenture, and has taken all necessary corporate action to authorise its execution, delivery and performance of the Senior Debt Securities Indenture;

(c)	the Company has corporate power to perform its obligations under the Indentures and the Debt Securities;

(d)	save for the authorisation or approval of each issue of Debt Securities required in accordance with the Board Resolution, and, in the case of Contingent Convertible Securities, any necessary authorisation to issue such securities on terms that they are convertible into Ordinary Shares, the Company has taken all necessary corporate action to authorise its execution, delivery and performance of the Debt Securities;

(e)	the Dollar Preference Shares, when issued by the Company, will, upon the passing of all necessary resolutions and the taking of all necessary corporate action in connection therewith (including the determining of the terms of issue of the Dollar Preference Shares in accordance with the Articles of Association of the Company), and assuming the issue price of the shares is not less than the nominal value thereof and is fully paid on issue, be duly authorised and validly issued and fully paid and will not be subject to further call or contribution under the laws of Scotland;

(f)	The subordination provisions in relation to the Subordinated Debt Securities, insofar as they relate to the Company, will constitute legal, valid, binding and enforceable obligations of the Company;

(g)	The subordination provisions in relation to the Contingent Convertible Securities, insofar as they relate to the Company, will constitute legal, valid, binding and enforceable obligations of the Company;

(h)	Ordinary Shares registered under the Registration Statement, when issued by the Company, will, upon the passing of all necessary resolutions and the taking of all necessary corporate action in connection therewith, and assuming the issue price of the shares is not less than the nominal value thereof and is fully paid on issue, be duly authorised and validly issued and fully paid and will not be subject to further call or contribution under the laws of Scotland;

(i)	Subscription Rights registered under the Registration Statement, when issued by the Company, will, upon the passing of all necessary resolutions and the taking of all necessary corporate action in connection therewith (including the determination of the terms of the Subscription Rights), be duly authorised and validly issued; and

(j)	the choice of the laws of Scotland to govern the subordination provisions would be recognised and upheld by the Scottish courts.

This opinion is limited to the laws of Scotland as applied by the Scottish courts, which is stated to be the law governing the subordination provisions, and is given on the basis that the subordination provisions will be governed by and construed in accordance with Scottish law. We have made no investigation of the laws of any jurisdiction other than Scotland, and neither express nor imply any opinion as to any other laws and in particular the laws of the State of New York and the laws of the United States of America, and our opinion is subject to such laws including certain matters under New York law stated in the opinion of Davis Polk & Wardwell London LLP. Our opinion in paragraphs (f) and (g) above is also subject to the provisions of the Banking Act 2009, as amended, and any secondary legislation, instruments or orders made, or which may be made, under it. The term “enforceable” as used in those paragraphs means that the obligations assumed by the Company under the relevant document are of a type which the Scottish courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. Our opinion in paragraph (h) above does not extend to issuances of Ordinary Shares on conversion of Contingent Convertible Securities.

In providing this opinion we have assumed that (i) (except in the case of the Company) all relevant documents are within the capacity and powers of, and (other than the Debt Securities) have been validly authorised by, each party, (ii) each issue of Debt Securities by the Company will be validly authorised or approved by the Company (iii) (in the case of each party) all relevant documents have been validly executed and delivered by the relevant party, and (iv) each of the documents which are the subject of this opinion constitutes legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws (other than, in respect of the subordination provisions, the laws of Scotland). We have also assumed that words and phrases used in those documents have the same meaning and effect as they would if those documents were governed by Scottish law. We express no view as to the enforceability or effectiveness of any subordination provided in any indenture supplemental to the Subordinated Securities Indenture or the Contingent Convertible Securities Indenture.

This opinion is addressed to you solely for your own benefit in relation to the Registration Statement and, except with our prior written consent, is not to be transmitted or disclosed to or relied upon by any person. We hereby consent (i) to the use of our name in the prospectuses forming a part of the Registration Statement in the forms and contexts in which it appears, (ii) to the filing of this opinion as an exhibit to the Registration Statement and (iii) to the incorporation of this opinion and consent in a registration statement filed pursuant to Rule 462(b) of the Securities Act. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully

/s/ Donald Cumming

partner, for and on behalf of CMS Cameron McKenna Nabarro Olswang LLP